UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  September 4, 2019

Wize Pharma, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-52545	88-0445167
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5b Hanagar Street, Hod Hasharon, Israel	4527708
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  +(972) 72-260-0536

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01. Entry into a Material Definitive Agreement

On September 4, 2019, Wize Pharma, Inc. (“Wize” or the “Company”) entered into an Exclusive License Agreement (the “License Agreement”) with Copernicus Therapeutics, Inc. (“Copernicus”), a U.S.-based privately held gene therapy company.

According to the License Agreement, subject to, and effective as of the Closing (as defined below), Copernicus will grant Wize a worldwide exclusive license, under the non-viral gene therapy technology and patents of Copernicus, to develop, manufacture and otherwise to commercialize products for the treatment of Choroideremia (“CHM”), with a right of sublicense (subject to the terms of the License Agreement). CHM is a rare, degenerative, inherited retinal disorder which leads to blindness and currently has no treatments approved by the U.S. Food and Drug Administration (the “FDA”).

Under the License Agreement, the parties also agreed, among other things, that, prior to Closing, they will (i) negotiate and enter into a mutually acceptable development agreement (the “Development Agreement”), whereby Copernicus will provide development services to Wize with the aim to complete a Phase 1/2 clinical trial in accordance with a development plan specified in the License Agreement and (ii) discuss in good faith potential acquisition of Copernicus by Wize or other strategic transactions. The parties also agreed to discuss in good faith entering into a mutually acceptable manufacturing agreement and may enter into one or more other ancillary agreements incorporating terms consistent in all material respects with the terms set forth in the License Agreement.

In consideration for the license, Wize agreed to pay Copernicus (i) an upfront license fee and (ii) tiered royalty payments on net sales (subject to certain customary reductions) of the licensed products ranging from high single-digit to low double-digit percentages. Subject to Closing, Wize will also undertake (i) if Wize sublicenses any of the licensed patent rights or technology to a third party, pay Copernicus a tiered percentage of all non-royalty sublicense revenues received by Wize from the sublicensees, with the applicable percentage based upon the stage of development of the licensed products at the time Wize enters into the sublicense, and (ii) to use its good faith efforts to seek a priority review voucher awarded by the FDA to sponsors of a rare pediatric disease in connection with obtaining marketing approval for the licensed product (the “PPRV”) and, should Wize sell the PPRV (if any is obtained), to pay Copernicus a portion of the consideration therefor.

As part of the License Agreement, Wize and Copernicus agreed that the Development Agreement will provide that, in consideration for the development services in accordance with the development plan, Wize will pay Copernicus (i) development fees designed to fund the performance of the development plan leading to the completion of the Phase 1/2 clinical study and (ii) development milestone payments that, if timely achieved, will be payable in shares of Wize common stock or in cash, according to the terms of the License Agreement.

As part of the License Agreement, the parties also made customary representations and warranties and have agreed to certain customary covenants, including confidentiality, patent prosecution and indemnification.

The grant of the license under the License Agreement and Wize’s obligations to make payments therefor (the “Closing”) is subject to the satisfaction of certain customary closing conditions, including the completion of a due diligence investigation of Copernicus and its technology to Wize’s satisfaction by no later than December 3, 2019 (the “Outside Date”).

The term of the License Agreement will continue, on a country-by-country basis, until the later of (i) a certain number of years after first marketing approval is granted in the applicable jurisdiction with respect to the licensed product and (ii) the date on which the licensed patents in such jurisdiction expire. However, the License Agreement may be terminated before expiration of its term under certain customary events, such as an uncured material breach by either party, as well as (i) by either party, in the event that the Closing shall not have occurred on or before the Outside Date, and (ii) by Copernicus, if Wize shall have not completed, at any time between the date of the License Agreement and 180 days following the Closing, one or more financings or strategic transactions resulting in Wize receiving, or having immediate access to, single digit million dollars.

The foregoing description of the material terms of the License Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the License Agreement, which will be filed (with certain portions subject to confidential treatment) with the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019.

Item 8.01. Other Events

On September 9, 2019, the Company issued a press release announcing the License Agreement. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statement and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press Release, dated September 9, 2019: “Wize Pharma Enters Exclusive License Agreement for Ophthalmic Non-Viral Clinical-Stage Gene Therapy Technology”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wize Pharma, Inc.

	By:	/s/ Or Eisenberg
	Name:	Or Eisenberg
Date: September 9, 2019	Title:	Chief Financial Officer

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